Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Simon Bowman, ext. 3645	July 30, 2013
Shelly Oates, ext. 3202

UGI Reports Strong Third Quarter Earnings, Confirms Guidance

VALLEY FORGE, Pa., July 30 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $14.7 million, or $0.13 per diluted share, for the third quarter of fiscal 2013 ended June 30, 2013, compared to a net loss of $6.3 million, or $0.06 per diluted share, for the prior-year period. Results for the prior-year period include the after-tax impact of acquisition and transition costs of $3.4 million ($0.03 per share) associated with the Heritage Propane acquisition at AmeriGas and the Shell acquisition at UGI International.

John Walsh, president and chief executive officer of UGI, said, “I am pleased to report strong third quarter results, which represent a marked improvement over last year's third quarter. The improved performance illustrates the strength and diversified earnings power of UGI. At AmeriGas, the benefits of the Heritage Propane acquisition and strong growth in our AmeriGas Cylinder Exchange and National Accounts programs helped drive performance. UGI International also saw substantially improved results due to colder weather and falling LPG prices. Although higher operating expenses reduced Gas Utility's results in the quarter, this business remains on pace to convert a record number of residential and commercial customers from heating oil to clean-burning, affordable natural gas. Meanwhile, Midstream and Marketing saw improved performance driven by electric generation and midstream services and its construction of the Auburn II pipeline is on schedule with a target in-service date of early fiscal 2014.”

Walsh continued, “Based upon our results to date and our assessment of business conditions for the remainder of fiscal 2013, we continue to expect earnings per diluted share for fiscal 2013 within our previously-stated guidance of $2.40 to $2.50.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended June 30,	2013	2012	Increase
Revenues	$581.7	$571.9	$9.8	1.7%
Total margin (a)	$276.0	$237.9	$38.1	16.0%
Partnership EBITDA	$59.1	$1.8	$57.3	N.M.
Operating income (loss)	$6.6	$(48.4)	$55.0	N.M.
Retail gallons sold	224.7	204.0	20.7	10.1%
Degree days - % colder (warmer) than normal	0.5%	(23.8)%
Capital expenditures	$26.3	$25.2	$1.1	4.4%

•	Retail gallons sold reflect weather that was about normal compared with weather that was 24% warmer than normal in the prior-year period.

•	Revenues increased reflecting higher retail volumes sold partially offset by lower average selling prices.

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UGI Reports Strong Third Quarter Earnings, Confirms Guidance	Page 2

•	The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 7% lower than the average cost for the same period last year.

•	Total margin increased principally due to higher volumes sold and modestly higher average retail propane unit margins.

•
Operating and administrative expenses decreased $18.5 million reflecting expense synergies from the Heritage acquisition, lower self-insured liability and casualty expenses, and lower transition expenses.

•
Operating income increased $55.0 million primarily reflecting the higher total margin and the lower operating and administrative expenses partially offset by increased depreciation and amortization expenses ($3.0 million).

UGI International:

For the three months ended June 30,	2013	2012	Increase
Revenues	$431.7	$405.2	$26.5	6.5%
Total margin (a)	$148.2	$118.6	$29.6	25.0%
Operating income	$21.0	$1.2	$19.8	N.M.
Income (loss) before income taxes	$13.6	$(6.4)	$20.0	N.M.
Retail gallons sold	126.6	119.0	7.6	6.4%
Degree days - % colder (warmer) than normal:
Antargaz	19.7%	(3.5)%
Flaga	(7.2)%	(20.4)%
Capital expenditures	$15.7	$14.8	$0.9	6.1%

•
Weather in our European service territories was colder than normal at Antargaz but warmer than normal at Flaga. Notwithstanding the variances to normal weather, our European LPG businesses experienced spring weather that was significantly colder than the prior-year three-month period.

•
Revenues were greater than the prior-year period, as higher LPG volumes sold and, to a lesser extent, increased revenues from natural gas marketing activities in France were partially offset by lower LPG commodity prices.

•
Average wholesale propane prices in Northwest Europe were approximately 6% lower than in the prior-year period while average wholesale butane prices were approximately 8% lower than the prior-year period.

•	Total margin increased principally reflecting higher retail unit margins primarily at Antargaz and, to a lesser extent, the effects of the greater retail volumes sold.

•
Operating income and income before income taxes were higher than the prior-year period, primarily reflecting the higher total margin partially offset by greater operating and administrative costs and slightly higher depreciation expense.

•	The average euro-to-dollar translation rate for the current quarter and the prior-year period was approximately $1.30 and $1.29, respectively.

Gas Utility:

For the three months ended June 30,	2013	2012	Increase (decrease)
Revenues	$126.7	$122.3	$4.4	3.6%
Total margin (a)	$74.3	$70.9	$3.4	4.8%
Operating income	$16.1	$22.5	$(6.4)	(28.4)%
Income before income taxes	$6.9	$12.6	$(5.7)	(45.2)%
System throughput - billions of cubic feet (“bcf”)
Core market	8.8	8.3	0.5	6.0%
Total	35.9	36.2	(0.3)	(0.8)%
Degree days - % (warmer) than normal	(7.1)%	(19.0)%
Capital expenditures	$37.3	$29.0	$8.3	28.6%

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UGI Reports Strong Third Quarter Earnings, Confirms Guidance	Page 3

•	Weather during the quarter was 7.1% warmer than normal but 14.4% colder than the prior-year period.

•	Throughput to core-market customers increased 6.0% reflecting the effects of the colder weather and, to a much lesser extent, customer growth due to conversions from oil.

•	Revenue increased reflecting higher revenues from retail core-market customers and large firm delivery service customers, and slightly higher revenue from off-system sales.

•	Total margin increased $3.4 million principally reflecting higher core market total margin ($1.3 million) and greater large firm delivery service total margin.

•
Operating income decreased primarily due to higher operating expenses including, among other things, higher uncollectible accounts expense, higher pension and benefits expense, and higher distribution system expenses.

•	Capital expenditures increased $8.3 million, primarily due to increased pipeline replacement.
Midstream & Marketing:

For the three months ended June 30,	2013	2012	Increase
Revenues	$247.8	$166.7	$81.1	48.7%
Total margin (a)	$27.1	$21.5	$5.6	26.0%
Operating income	$8.2	$4.9	$3.3	67.3%
Income before income taxes	$7.6	$3.7	$3.9	105.4%
Capital expenditures	$26.4	$13.6	$12.8	94.1%

•
The revenue increase primarily reflects higher natural gas revenues and to a much lesser extent, greater electric generation revenues. The increase in natural gas revenues principally reflects higher wholesale volumes sold and higher average selling prices for natural gas, while the increase in Electric Generation revenues reflects higher average electricity prices and generating output.

•
Total margin increased due to higher Electric Generation total margin ($3.4 million), and increased peaking, capacity management, and storage total margin ($4.7 million). These increases were partially offset by lower retail power margin.

•	Operating income was higher due to the increase in total margin partially offset by higher operating and depreciation expenses.

•	Capital expenditures increased due principally to the Auburn II project.

(a) Total margin represents total revenues less total cost of sales.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM ET on Wednesday, July 31, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on July 31 through 9:00 PM ET on August 5. The replay may be accessed at 1-877-344-7529, conference ID 10019735 and International access 1-412-317-0088, conference ID 10019735.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

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UGI Reports Strong Third Quarter Earnings, Confirms Guidance	Page 4

This press release contains certain forward-looking statements that management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-11	###	7/30/13

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Revenues:
AmeriGas Propane	$581.7	$571.9	$2,634.6	$2,411.3	$3,144.9	$2,871.5
UGI International	431.8	405.2	1,780.2	1,605.2	2,121.0	1,871.8
Gas Utility	126.7	122.3	743.6	696.8	832.2	801.5
Midstream & Marketing	247.8	166.7	809.9	674.5	988.4	877.2
Corporate & Other (a)	(15.7)	11.1	(35.7)	5.7	(28.2)	10.8
Total revenues	$1,372.3	$1,277.2	$5,932.6	$5,393.5	$7,058.3	$6,432.8
Operating income (loss):
AmeriGas Propane	$6.6	$(48.4)	$403.9	$206.7	$367.5	$196.7
UGI International	21.0	1.2	160.4	113.1	159.1	98.4
Gas Utility	16.1	22.5	191.6	168.7	195.1	175.1
Midstream & Marketing	8.2	4.9	79.7	59.4	82.7	65.6
Corporate & Other (a)	1.2	0.6	(0.2)	2.0	2.4	3.6
Total operating income (loss)	53.1	(19.2)	835.4	549.9	806.8	539.4
(Loss) income from equity investees	0.0	(0.1)	0.1	(0.2)	0.0	(0.3)
Gain (loss) on extinguishments of debt	0.0	0.1	0.0	(13.3)	0.0	(32.6)
Interest expense:
AmeriGas Propane	(41.2)	(41.8)	(124.2)	(103.4)	(163.4)	(119.5)
UGI International	(7.4)	(7.5)	(22.8)	(23.1)	(30.6)	(30.7)
Gas Utility	(9.2)	(9.9)	(28.1)	(30.1)	(38.1)	(40.3)
Midstream & Marketing	(0.6)	(1.2)	(2.4)	(3.6)	(3.6)	(4.3)
Corporate & Other, net (a)	(0.8)	(0.9)	(2.1)	(2.4)	(2.8)	(3.2)
Total interest expense	(59.2)	(61.3)	(179.6)	(162.6)	(238.5)	(198.0)
(Loss) income before income taxes	(6.1)	(80.5)	655.9	373.8	568.3	308.5
Income tax (expense) benefit	(9.0)	4.0	(174.1)	(113.2)	(160.5)	(96.8)
Net (loss) income	(15.1)	(76.5)	481.8	260.6	407.8	211.7
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	29.8	70.2	(192.6)	(46.5)	(133.3)	(20.0)
Net income (loss) attributable to UGI Corporation	$14.7	$(6.3)	$289.2	$214.1	$274.5	$191.7
Earnings (loss) per share attributable to UGI shareholders:
Basic	$0.13	$(0.06)	$2.54	$1.90	$2.42	$1.71
Diluted	$0.13	$(0.06)	$2.51	$1.89	$2.39	$1.69
Average common shares outstanding (thousands):
Basic	114,240	112,726	113,693	112,484	113,483	112,399
Diluted	116,196	112,726	115,275	113,295	114,913	113,354
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(2.9)	$(12.3)	$52.8	$26.0	$42.7	$15.3
UGI International	8.4	(8.1)	97.3	72.9	89.5	60.2
Gas Utility	4.1	7.0	96.2	84.4	92.3	81.6
Midstream & Marketing	4.6	2.5	46.6	34.2	48.8	38.6
Corporate & Other (a)	0.5	4.6	(3.7)	(3.4)	1.2	(4.0)
Total net income (loss) attributable to UGI Corporation	$14.7	$(6.3)	$289.2	$214.1	$274.5	$191.7
  (a) Corporate & Other includes the elimination of certain intercompany transactions and, with respect to net income, consolidated effective tax rate adjustments.